UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

                                November 5, 2004
--------------------------------------------------------------------------------

                Date of Report (Date of earliest event reported)

                           Central Freight Lines, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

  Nevada                          00050485                         74-2914331

(State or other jurisdiction   (Commission                        (IRS Employer
of incorporation or            File number)                      Identification
organization)                                                        Number)

                      5601 West Waco Drive, Waco, TX, 76710
--------------------------------------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip code)

               Registrant's telephone number,including area code:
                                 (254) 772-2120

     ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 5, 2004, Central Freight Lines, Inc. announced its results of operations for the quarter ended October 2, 2004. The public announcement was made by means of a press release attached, the text of which is being furnished to the U. S. Securities and Exchange Commission in Exhibit 99.1 hereto.

The information contained in this report and the exhibit hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The   information   in  this   report  and  the   exhibit   hereto  may  contain
"forward-looking statements" that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 and otherwise may be protected. Such statements are made based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties that could cause actual results to differ materially. Please refer to the Company's prospectus filed on December 12, 2003, and the Company's other filings with the Securities and Exchange Commission for information concerning risks, uncertainties, and other factors that may affect future results.

     ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits.

          99.1 Press Release dated November 5, 2004.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     Central Freight Lines, Inc.


Date:    November 5, 2004            By:  /s/ Jeffrey A. Hale
                                     Name:  Jeffrey A. Hale
                                     Title: Senior Vice President
                                            and Chief Financial Officer

                                INDEX TO EXHIBITS


 Exhibit No.               Description

     99.1                  Press Release dated November 5, 2004.

                       CENTRAL FREIGHT LINES, INC. REPORTS
             THIRD QUARTER FINANCIAL RESULTS; ANNOUNCES ELECTION OF
                              CAM CARRUTH TO BOARD


Waco, TX (PR Newswire) - November 5, 2004 - Central Freight Lines, Inc. (Nasdaq/NMS: CENF) announced today its financial results for the quarter and nine months ended October 2, 2004. Central also announced today the election of
J. Campbell ("Cam") Carruth, former Chief Executive Officer of US Freightways Corporation (now USF Corporation), to the Central Board of Directors.

For the third quarter of 2004, Central's operating revenue was $98.5 million on 63 working days, compared to operating revenue of $101.2 million on 64 working days for the third quarter of 2003. Revenue per working day decreased 1.1% and total tons hauled per working day decreased 1.5% for the third quarter of 2004 compared to the same period in 2003. LTL revenue per hundredweight increased 2.2% from $11.57 in the 2003 quarter to $11.83 in the 2004 quarter, due to an increase in fuel surcharge revenue. Excluding fuel surcharge revenue, LTL revenue per hundredweight was down 1.6% in the 2004 quarter compared to the 2003 quarter.

Consistent with the Company's previous guidance, a net loss of $7.9 million, or $0.43 per diluted share, was realized in the third quarter of 2004. Pro forma net income for the third quarter of 2003 was $5.1 million, or $0.43 per diluted share, using a pro forma tax rate of 39%. Prior to November 1, 2003, the Company was an S corporation and federal income tax attributes flowed directly to stockholders.

For the nine months ended October, 2004, operating revenue amounted to $301.1 million, a 0.3% increase over the $300.2 million reported for the same period in 2003, on one less working day. A net loss of $11.6 million, or $0.65 per diluted share, was reported for the nine months ended October 2, 2004, compared to pro forma net income of $6.2 million, or $0.52 per diluted share, for the same period in 2003.

Central's President and Chief Executive Officer, Bob Fasso, commented on the Company's results: "The results we announced today are consistent with the guidance we provided on September 23. As previously discussed, the main areas of concern were a revenue shortfall relating to lower than acceptable tonnage and yield and higher than acceptable costs of labor and insurance and claims. In addition, operating and general supplies and expenses increased significantly with the majority of the increase being attributable to higher fuel prices and public company expenses. To address the most pressing issues, we have initiated a turnaround program based on service, safety, and productivity throughout our Company.

"During the third quarter we began implementing our service, safety and productivity measures with the goal of improving our Company for our customers, for our employees, and for our stockholders. One of our first steps was to initiate reductions in our cost structure to better align controllable costs with our expected revenue base. In that regard, we consolidated the operations of ten terminals into surrounding facilities which had excess capacity and converted an additional seven terminals into driver-only locations. These terminal realignments occurred primarily in our recently expanded Northwest and Midwest regions. Our 2003 and 2004 expansions into new geographical markets primarily targeted the freight corridors along the I-5 and I-35 interstate highways, which we continue to believe are important market segments to feed freight to and from our strong base in the Southwest from Texas to California. In the Southwest, we also opened a new $7 million, 121-door terminal in Phoenix to replace an aging, cramped, and inefficient facility. The new Phoenix facility is already one of our most efficient terminals, and we believe it will provide benefits in moving freight throughout our terminal network. We are committed to operating the right terminal network to allow us to provide superior regional LTL service to customers and provide the proper scale for our revenue base.

"We have recently reduced our personnel by approximately 310 full time employees and 220 part time employees attributable to the streamlining of our terminal network and system wide productivity gains. We also re-engineered most of the linehaul movements throughout our network to consolidate movements where possible and reduce our use of third-party purchased transportation. Compared with the second quarter of 2004, we reduced our combined cost of salaries, wages, and benefits and purchased transportation by approximately $5.4 million, on one less working day. This decrease occurred despite an increase in workers compensation expense of approximately $1.8 million. The corrective actions were implemented throughout the quarter and are expected to be more substantial on a full-quarter basis. We continue to focus on our personnel costs as well as our efficiency, as measured by LTL shipments handled per person per hour worked, or bills per hour. Our most immediate goal in terms of personnel efficiency is to return to the average level of bills per hour that we generated during 2003. For the third quarter of 2004, our productivity was 4.1% below the 2003 target level. Although it is too early to determine any long-term trend, we are pleased that productivity as measured by bills per hour improved 2.3% in October over the third quarter of 2004. However, this still remains 1.9% below our immediate target.

"The next major area we are addressing relates to insurance and claims. In this area Central had performed reasonably well in 2003, with insurance and claims amounting to approximately 4.0% of revenue. In 2004 to date, the level of follow-through in our claims-related procedures has not been at the level we desire, which has resulted in far too much expense as well as a customer service and safety environment that is below our standards. Insurance and claims increased to 8.8% of revenue in the third quarter of 2004. During the third quarter, we hired Jeff Jordan from Yellow/Roadway to fill the newly created position of Director of Claims Prevention. Jeff is leading a Company-wide effort to prevent and manage claims more effectively. We believe this will take several months of lead time to return to an acceptable level as the training is implemented and then translated into results, particularly because reported claims lag the improvements in process.

"In addition to maintaining gains in productivity and controlling costs, we are working diligently to increase our revenue yield and the tonnage moving through our freight network. The Company possesses a newly upgraded fleet, ample freight capacity and a Company-wide commitment on all levels to offer exemplary customer service. Communicating to our customers our commitment to satisfying their needs will be an important part of our efforts. We believe there are two main issues to address. First, our revenue yield, measured by revenue per hundredweight, has not kept pace with changes in our freight mix and average length of haul, as LTL revenue per hundredweight, excluding fuel surcharge revenue, was down in the 2004 quarter compared to the 2003 quarter, despite an increase in the average length of haul of 8.1%. Second, our tonnage has decreased and is still trending down, with the seasonally slower winter months ahead. We are taking strong steps in the sales and pricing areas. During the third quarter, Cliff Cordes, who had led our record yield improvements efforts during 2002 and part of 2003 returned to the position of Vice President of Pricing after serving as Director of Sales in our Dallas division. In addition, we re-assigned sales and marketing under the direct supervision of Walt Ainsworth and myself. Walt and I are personally committed to re-invigorating our sales effort."

Mr. Fasso concluded his remarks by announcing the election on November 5, 2004 of J. Campbell ("Cam") Carruth to Central's Board of Directors, filling the vacancy created by the resignation of Duane Acklie on July 12, 2004. Mr. Carruth formerly served as Chief Executive Officer of US Freightways. Mr. Fasso stated "Central's management and Board members are excited to have Cam join us. With over forty years of experience in the trucking industry, Cam will be a valuable asset to Central."

At October 2, 2004, Central's consolidated balance sheet reflected $4.2 million in unrestricted cash, $18.9 million in restricted cash that serves as collateral for letters of credit, $42.8 million in long-term debt and capital lease obligations, including current portion, and $26.3 million in short term debt, of which $18.9 million represents the cash collateral for letters of credit. Stockholders' equity was $98.7 million at October 2, 2004. The Company had net capital expenditures, primarily for revenue equipment, of $8.8 million during the third quarter. During the nine months ended October 2, 2004 net capital expenditures totaled $22.1 million, primarily for revenue equipment and the purchase of the Phoenix terminal in the second quarter for $7.1, plus an additional $9.0 million dollars relating to the purchase of certain assets of Eastern Oregon Fast Freight (EOFF) in March 2004. The Company expects net capital expenditures of approximately $13.0 million in the fourth quarter of 2004, excluding the additional $1.0 million that may become due for the EOFF purchase. Net capital expenditures for 2005 are expected to be in the range of $15 million to $20 million. The Company is in compliance with the covenants under its revolving credit facility and accounts receivable securitization facility, in each case as recently amended. The Company recently completed an approximately $10.0 million sale-leaseback transaction of revenue equipment, which will be financed under capitalized leases. In addition, the Company is evaluating proposals to replace its accounts receivable securitization facility, which matures on April 27, 2005, and its revolving credit facility with a facility that will afford greater liquidity.

Central Freight Lines, Inc. is a non-union less-than-truckload carrier specializing in regional overnight and second day markets. One of the 10 largest regional LTL carriers in the nation, Central provides regional, interregional, and expedited services, as well as value-added supply chain management, throughout the Midwest, Southwest, West Coast and Pacific Northwest. Utilizing marketing alliances, Central provides service solutions to the Great Lakes, Northeast, Southeast, Mexico and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that revenue growth may be delayed or not occur at all; the risk that improvements in revenue yield and tonnage growth may be delayed or not occur at all; the risk that service, safety, and productivity measures will be further delayed or will not be successfully implemented throughout our operations; the risk that our cost-cutting measures may have unintended and unforeseen consequences that adversely affect our business; the risk that recent geographic expansion has produced or may produce freight imbalances, customer service issues, operational issues, or other consequences that we cannot manage successfully on a timely basis or at all; the risk that our insurance and claims costs will continue to exceed our expectations and will not return to acceptable levels on a timely basis or at all; the risk that we will be unable to obtain the financing we are seeking or that it will not be available on acceptable terms; the risk that operating losses and negative cash flows will continue and will have a material and adverse result; and the risks detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including forms 8-K, 10-Q, 10-K, and our registration statement on Form S-1.


Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com


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


                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, dollars in thousands, except per share data)

                                                                   Quarters ended                  Nine months ended
                                                             October 2,      October 4,       October 2,       October 4,
                                                               2004             2003            2004             2003
                                                             ---------       ---------        ---------        ----------

Working Days                                                    63               64              193              194
                                                                ---              ---             ---              ---
Operating revenues                                           $ 98,539          $101,209        $301,090         $300,161
                                                              -------           -------         -------          -------
Operating expenses:
  Salaries, wages and benefits *                               57,818            49,142         173,558          157,612
  Purchased transportation                                     10,621            11,029          33,313           28,533
  Purchased transportation - related parties                    3,590             3,756          11,832           15,965
  Operating and general supplies and expenses                  22,455            16,691          62,080           50,857
  Operating and general supplies and expenses-related parties      91               224             225              244
  Insurance and claims                                          8,689             3,875          19,090           12,261
  Building and equipment rentals                                1,176               979           3,149            2,612
  Building and equipment rentals - related parties                450               358           1,346            1,130
  Deprecation and amortization                                  4,408             4,303          12,278           12,861
                                                              -------           -------         -------          -------
      Total operating expenses                                109,298            90,357         316,871          282,075
                                                              -------           -------         -------          -------
  (Loss) income from operations                               (10,759)           10,852         (15,781)          18,086

Other expense:
  Interest expense                                               (399)             (938)           (972)          (2,937)
  Interest expense - related parties                           (1,533)           (1,559)         (4,675)          (4,654)
                                                              -------           -------         -------          -------
      (Loss) income before income taxes                       (12,691)            8,355         (21,428)          10,495
Income tax:
  Income tax benefit (expense)                                  4,793              (318)          9,858             (449)
                                                              -------           -------         -------          -------
      Net (loss) income                                      $ (7,898)         $  8,037        $(11,570)        $ 10,046
                                                              -------           -------         -------          -------
Pro forma C Corporation data (unaudited):
  Historical income before income taxes                      $   -             $  8,355        $   -            $ 10,495
  Pro forma income tax expense                                   -               (3,257)           -              (4,288)
                                                              -------           -------         -------          -------
  Pro forma net income                                       $   -             $  5,098        $   -            $  6,207
                                                              =======           =======         =======          =======
(Loss) income per share:
  Basic:                                                        (0.43)             0.47 **        (0.65)            0.57**
  Diluted:                                                      (0.43)             0.43 **        (0.65)            0.52**
Weighted average outstanding shares (in thousands):
  Basic                                                        18,158            10,873          17,903           10,870
  Diluted                                                      18,158            10,875          17,903           11,909

* YTD 2003 includes a $7,799 gain resulting from amendments to a benefit plan. ** Calculation based on pro forma net (loss) income.


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


                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      October 2, 2004 and December 31, 2003
            (Unaudited, dollars in thousands, except per share data)


                                 Assets                                       2004                 2003
                                                                     ------------------   ------------------
Cash                                                                 $       4,161        $       41,493
Restricted cash                                                             18,852                  -
Accounts receivable                                                         56,675                51,864
Other current assets                                                         9,326                 8,298
Deferred income taxes                                                       13,549                 4,588
                                                                     ------------------   ------------------
                      Total current assets                                 102,563               106,243
Property and equipment, net                                                129,434               114,693
Goodwill                                                                     4,324                 4,324
Other assets                                                                 6,826                 2,113
                                                                     ------------------   ------------------
                    Total assets                                     $     243,147        $      227,373
                                                                     ==================   ==================

                  Liabilities and stockholders' equity
Current maturities of long term-debt                                 $       8,077        $        6,375
Notes payable                                                               26,323                  -
Trade accounts payable                                                      19,242                18,136
Payables for related party transportation services                             987                 1,020
Accrued expenses                                                            32,114                27,207
                                                                     ------------------   ------------------
                  Total current liabilities                                 86,743                52,738

Long-term debt, excluding current maturities                                11,876                19,988
Related party financing                                                     22,852                23,154
Other liabilities                                                           22,968                23,055
                                                                     ------------------   ------------------
                  Total liabilities                                        144,439               118,935
                                                                     ------------------   ------------------
Total stockholders' equity                                                  98,708               108,438
                                                                     ------------------   ------------------
Total liabilities and stockholders' equity                           $     243,147        $      227,373
                                                                     ==================   ==================

                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                              OPERATING STATISTICS
               (Amounts in thousands except where indicated by *)


                                               Quarters ended                           Nine months ended
                                               --------------                           -----------------
                                          October 2,     October 4,                October 2,     October 4,
                                          ---------      ---------                 ---------      ----------
                                             2004           2003       % Change       2004           2003        % Change
                                          ---------      ---------     --------    ---------      ----------     --------

Operating Ratio                              110.9%          89.3%                    105.2%           94.0%
Working days                                     63             64       -1.6%           193             194        -0.5%
LTL bills                                    889.39         964.15       -7.8%      2,773.57        2,930.63        -5.4%
Total bills                                  899.19         974.29       -7.7%      2,802.95        2,960.26        -5.3%
LTL tons                                     390.78         416.56       -6.2%      1,231.20        1,265.16        -2.7%
Total tons                                   481.00         496.20       -3.1%      1,499.42        1,528.31        -1.9%
LTL revenue per hundredweight*            $   11.83      $   11.57        2.2%     $   11.52      $    11.25         2.4%
LTL weight per bill (in pounds)*                879            864        1.7%           888             863         2.9%
Average length of haul (in miles)*              481            445        8.1%           475             432        10.0%
Fuel surcharge as a % of total revenue*        5.9%           2.3%                      4.5%           2.6%


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